Quarterly Earnings and
Supplemental Financial Disclosure

Quarter and Year Ended
December 31, 2013
(Unaudited)

Investor Relations

Chad C. Braun	Mary Trupia
Chief Financial Officer/Chief Operating Officer	Vice President - Investor Services
(713) 860-4924	(713) 860-4935
cbraun@amreit.com	mtrupia@amreit.com

8 Greenway Plaza, Suite 1000
Houston, TX 77046

Safe Harbor and Risk Factors:

          This Supplemental Financial Information package contains forward-looking statements within the meaning of the federal securities laws, including statements related to full year 2014 Core FFO and FFO financial projections stated herein. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Many factors may materially affect the actual results, including demand for our properties, changes in rental and occupancy rates, changes in property operating costs, interest rate fluctuations, and changes in local and general economic conditions. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s final prospectus supplement dated July 16, 2013, filed with the Securities and Exchange Commission on July 16, 2013, and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

          This Supplemental Financial Information package contains historical information of the Company and is intended to supplement the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. All financial information in this Supplemental Financial Information package is shown in thousands, except for per share data and share information.

Corporate Profile:

          We are a full service, vertically integrated and self-administered REIT that owns, operates, acquires and selectively develops and redevelops primarily neighborhood and community shopping centers located in high-traffic, densely populated, affluent areas with high barriers to entry, which we refer to as Irreplaceable CornersTM. We seek to own properties in major cities in the United States that contain submarkets with characteristics comparable to our existing markets. Our shopping centers are often anchored by strong national and local retailers, including supermarket chains, drug stores and other necessity-based retailers. Our remaining tenants consist primarily of specialty retailers and local restaurants. We have elected to be taxed as a REIT for federal income tax purposes.

          Our current investment focus is predominantly concentrated in the affluent, high-growth submarkets of Houston, Dallas, San Antonio, Austin and Atlanta (collectively, our Core Markets), which represent five of the top population and job growth markets in the United States. We believe these metropolitan areas are compelling real estate markets given their favorable demographics, robust job growth and large and diverse economies. The primary economic drivers in these markets are transport and utilities (including energy), government (including defense), education and healthcare, professional and business services, and leisure and hospitality. We intend to continue to acquire additional properties within these Core Markets. Our targeted properties will include premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry.

          As of December 31, 2013, our portfolio consisted of 32 wholly-owned properties with approximately 1.5 million square feet of GLA, which was 94.8% leased with a weighted average remaining lease term of 6.5 years. Our neighborhood and community shopping centers accounted for 92.4% of our ABR as of December 31, 2013, with our single-tenant retail properties accounting for the remaining 7.6% of our ABR. In addition to our portfolio, we manage an additional 16 properties with approximately 2.4 million square feet of GLA through our Advised Funds with an undepreciated book value of $509 million as of December 31, 2013.

Corporate Office:

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(800) 888-4400
(713) 850-0498 (fax)
www.amreit.com

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
Chad C. Braun (cbraun@amreit.com)
AmREIT, (713) 850-1400

AmREIT REPORTS FOURTH QUARTER AND YEAR END RESULTS,
ANNOUNCES 2014 GUIDANCE, AND DECLARES MARCH 2014 DIVIDEND

HOUSTON, February 18, 2014 – AmREIT, Inc. (NYSE:AMRE) (“AmREIT” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2013, its 2014 guidance and declared dividends for the first quarter ended March 31, 2014.

Fourth Quarter and Year-End Highlights:

Financial Results

•

Core Funds from Operations (“Core FFO”) available to common stockholders for the fourth quarter of 2013 was $5.1 million, or $0.26 per share, compared to $3.9 million, or $0.24 per share for the comparable period in 2012. For the year ended December 31, 2013, Core FFO was $18.0 million, or $1.02 per share, compared to $15.0 million, or $1.11 per share for the comparable period in 2012. Weighted average shares outstanding in 2013 were 17.7 million, compared to 13.5 million in 2012.

•

FFO available to common stockholders for the fourth quarter of 2013 was $7.4 million, or $0.38 per share, compared to $3.2 million, or $0.20 per share for the comparable period in 2012. For the year ended December 31, 2013, FFO was $20.4 million, or $1.15 per share, compared to $13.9 million, or $1.03 per share for the comparable twelve month period in 2012. Included in FFO for the three months ended December 31, 2013 was a $2.3 million gain from the sale of the build-to-suit CVS Pharmacy at Loop 610 & Ella in Houston. Included in FFO for the year ended December 31, 2013 is the aforementioned gain on the CVS project, a $799,000 gain from the sale of a non-core single tenant asset, $173,000 in acquisition costs related to the Woodlake Square acquisition in September 2013, a $279,000 one-time charge recorded in connection with our acquisition of the underlying land at Preston Royal Village in July 2013, $164,000 in acquisition costs (our 30% portion) recorded by the MacArthur Park joint venture with Goldman Sachs in March 2013 and $126,000 in acquisition costs related to the Fountain Oaks acquisition in June 2013.

•

Net income available to common stockholders for the fourth quarter of 2013 was $4.2 million, or $0.21 per share, compared to $734,000, or $0.04 per share, for the same period in 2012. For the year ended December 31, 2013, net income available to common stockholders was $14.8 million, or $0.83 per share, compared to $4.5 million, or $0.32 per share. Included in net income for the three months ended December 31, 2013 was a $2.3 million gain from the sale of the build-to-suit CVS at Loop 610 & Ella in Houston. Included in net income for the year ended December 31, 2013 is the aforementioned gain on the CVS project, a $799,000 gain from the sale of a non-core single tenant asset, $173,000 in acquisition costs related to the Woodlake Square acquisition in September 2013, a $279,000 one-time charge recorded in connection with our acquisition of the underlying land at Preston Royal Village in July 2013, $164,000 in acquisition costs (our 30% portion) recorded by the MacArthur Park joint venture with Goldman Sachs in March 2013 and $126,000 in acquisition costs related to the Fountain Oaks acquisition in June 2013.

FFO and Core FFO are non-GAAP supplemental earnings measures that AmREIT considers meaningful in measuring its operating performance. Further explanation and a reconciliation of FFO and Core FFO to net income is attached to this press release.

Portfolio Results

•

During the third quarter of 2013, we began the process of terminating leases with or relocating tenants occupying a portion of our Uptown Park property which we refer to as the “Baker Site” and our Courtyard at Post Oak property at Post Oak and San Felipe in Houston, in order to prepare those sites for vertical re-development. In the fourth quarter of 2013, excluding our redevelopment properties (Uptown Park – Baker Site and The Courtyard on Post Oak), same-store net operating income (“NOI”) increased 3.0% over the same period in the prior year. Including those two redevelopment properties, same-store NOI increased 0.4% over the same period in the prior year. For the year ended December 31, 2013, same-store NOI, excluding redevelopment properties, increased 3.1% and, including the two redevelopment properties, increased 1.3% over the same period in the prior year. While the same-store NOI in the short term has been negatively impacted by our redevelopments, we believe that the mid-term and long term benefits of re-development of these sites will provide outsized same-store NOI growth. For example, the anticipated ground lease at the Uptown Park – Baker Site if executed would represent a 200% increase over the in-place NOI generated by the existing 12,200 square feet of inline retail space.

•

With the 2013 acquisitions of Fountain Oaks and Woodlake Square, which were 79% and 93% occupied respectively, portfolio occupancy as of December 31, 2013 was 94.2%, a decrease of approximately 250 basis points as compared to portfolio occupancy of 96.7% as of December 31, 2012. We have initiated vacancies at The Courtyard on Post Oak and at the Uptown Park – Baker Site in preparation for their anticipated redevelopments which has put pressure on our occupancy in the short term. Excluding these redevelopments, our portfolio occupancy was 95.1%. On a leased basis, which includes leases that have been executed but where rent has not yet commenced, the portfolio was 94.8% leased as of December 31, 2013. We anticipate rent commencement on these signed leases over the next 90 days.

•

During the fourth quarter of 2013, AmREIT signed 11 leases for 37,890 square feet of gross leasable area, including both new and renewal leases. Of these, 8 leases for 26,909 square feet were renewals or replacements of expiring leases which were deemed to be comparable leases. Cash leasing spreads, which is the new leasing rate per square foot compared to the expiring leasing rate per square foot on comparable leases, increased 10.4%. On a GAAP basis, which includes the effects of straight-line rent, leasing spreads increased 12.8%. For the year ended December 31, 2013, AmREIT signed 61 leases for 149,696 square feet of gross leasable area, including both new and renewal leases. Of these, 46 leases, or 113,991 square feet, were comparable leases. Cash leasing spreads increased 10.6%. On a GAAP basis, leasing spreads increased 16.1%.

NOI and same store NOI are non-GAAP supplemental earnings measures that AmREIT considers meaningful in measuring its operating performance. Further explanation and a reconciliation of NOI and same store NOI to net income are attached to this press release.

Dividends

•

AmREIT also announced today that the Company’s Board of Directors has approved a regular quarterly cash dividend of $0.20 per share. The dividend will be paid on March 31, 2014 to all common stockholders of record at the close of business on March 21, 2014.

Acquisitions and Dispositions

•

On November 12, 2013, AmREIT sold its recently completed build-to-suit CVS property at Loop 610 and Ella in Houston, Texas, and reported a gain on sale of approximately $2.3 million. AmREIT developed the property for approximately $5.2 million, financed through cash and its unsecured credit facility and sold the property at a 5.5% cap rate, or approximately $7.5 million net of expenses. Although not included in Core FFO, this activity is a key component of our business strategy and is a benefit of being a ‘local sharpshooter’ within our core markets.

•

On September 18, 2013, AmREIT completed the previously announced acquisition of Woodlake Square Shopping Center, a 156,888 square foot Randalls (Safeway parent company) and Walgreens-anchored shopping center in Houston Texas. Average household incomes within a one-mile radius of Woodlake Square are $69,595, and there are 82,692 households within a three-mile radius of the property. Daytime employment within a three-mile radius is 126,883. Woodlake Square was acquired from a joint venture, the partners of which were one of our Advised Funds and AEW Value Investors II, L.P., a value-added real estate fund managed by AEW Capital Management. The asset was 90% owned by AEW Capital Management, 6% by AmREIT Monthly Income & Growth Fund IV, LP., 3% by AmREIT Monthly Income & Growth Fund III, Ltd., and 1% by AmREIT. We managed the joint venture and the property. Woodlake Square was acquired for approximately $41.6 million, funded by a $23.0 million new first mortgage with a 4.3% fixed interest rate and a 10-year term, and the balance of $18.6 million was funded in cash.

•

On July 17, 2013, AmREIT completed the acquisition of the underlying land of Preston Royal Village NEC. This acquisition resulted in termination of our ground lease that we acquired in December 2012 and provided us with complete ownership of this property. Average household incomes within a one-mile radius of Preston Royal Village are $279,562 and there are 42,163 households within a three-mile radius. The Preston Royal Village NEC land was purchased for approximately $15.0 million in cash.

•

On June 25, 2013, AmREIT completed the acquisition of Fountain Oaks Shopping Center, a 160,600 square foot Kroger-anchored shopping center in the north Buckhead submarket of Atlanta, Georgia. Average household incomes within a one-mile radius of Fountain Oaks are $96,771, and there are 31,887 households within a three-mile radius of the property. Fountain Oaks was acquired for approximately $27.7 million, is unencumbered, and was funded with borrowings under AmREIT’s unsecured revolving credit facility.

•

On March 26, 2013, AmREIT entered into a joint venture agreement with Goldman Sachs pursuant to which AmREIT contributed equity in its MacArthur Park property to a single-purpose entity in exchange for a 30% interest in the joint venture, and Goldman Sachs contributed cash for a 70% interest in the joint venture. The joint venture entity concurrently purchased the contiguous property to the north known as MacArthur Park Phase I, excluding a Target store, for approximately $25.5 million and placed mortgage financing on the combined property of $43.9 million. Upon closing the transaction, AmREIT received net cash proceeds of approximately $35.6 million, which it used to repay borrowings under its unsecured revolving credit facility. AmREIT continues to manage and lease MacArthur Park on behalf of the joint venture and retains a right of first offer to acquire the project in the future, after expiration of a two-year lock-out period.

Equity Offering

•

On June 21, 2013, AmREIT filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) registering the offer and sale, from time to time, of up to $350 million of securities, which was declared effective by the SEC on July 1, 2013.

•

On July 19, 2013 AmREIT completed the public underwritten offering of 3,450,000 shares of common stock, including 450,000 shares sold pursuant to the exercise of the underwriter’s over-allotment option, at a public offering price of $18.25 per share. The offering generated net proceeds of approximately $60 million, after deducting the underwriting discount and offering expenses. AmREIT used a portion of the net proceeds to repay borrowings under its unsecured revolving credit facility and to acquire the underlying land on our Preston Royal East property. AmREIT used a portion of the remaining proceeds to fund the cash portion of the acquisition of Woodlake Square.

2014 Full Year Guidance

•	Full year and quarterly 2014 Core FFO and FFO guidance per share is as follows:

	Projected 2014 Range
	High	Low
1Q2014	$0.22	$0.21
2Q2014	0.24	0.23
3Q2014	0.26	0.25
4Q2014	0.34	0.33
Full Year Core FFO	$1.06	$1.02

1Q2014	$0.22	$0.21
2Q2014	0.23	0.22
3Q2014	0.24	0.23
4Q2014	0.33	0.32
Full Year FFO	$1.02	$0.98

•	Our 2014 Core FFO and FFO guidance is based on the following assumptions:
	o	Same-Store NOI growth target of 2.5% - 3.0%;
	o	Average portfolio occupancy of 94.5% - 95.5%;
	o	Portfolio growth through acquisitions totaling $50 million;
	o	Off balance sheet growth through joint ventures totaling $70 million;
	o	Uptown Park Phase I redevelopment:
▪ Termination of Baker Furniture lease in September 2014, annual NOI of $200,000
▪ Multi-family ground lease of $850,000 annually, commencing in October 2014
	o	Disposition of 3-4 single tenant properties, targeted for the second half of the year totaling $14 million to $15 million in proceeds;
	o	Recurring Advised Fund real estate fee income of $2.3 million (asset management and property management fees);
	o	Transactional Advised Fund real estate fee income of $600,000 (leasing commissions, development and brokerage commissions);
	o	Interest income on notes receivable of $125,000;
	o	Annual G&A run rate of $8.8 million

Preliminary 2015 Full Year Guidance

Our 2015 preliminary Core FFO and FFO guidance per share is as follows:

	Preliminary 2015 Range
	High	Low
Full Year Core FFO	$1.13	$1.10

Full Year FFO	$1.10	$1.07

“As we close out 2013, our Irreplaceable Corner™ portfolio and our experienced management team delivered another solid quarter, and we are well positioned for success in 2014,” said Kerr Taylor, Chairman & Chief Executive Officer of AmREIT. “We are pleased to announce our continued progress towards the groundbreaking of our first redevelopment phase at Uptown Park. Further, we have released on our website the master plan and a brief redevelopment video, which showcase the estimated $1.2 billion of future redevelopment opportunities as Uptown Park.”

Conference Call

AmREIT will hold its quarterly conference call to discuss the results of its year end and fourth quarter of 2013 on Wednesday, February 19, 2014, at 10:00 a.m. Central Standard Time (11:00 a.m. Eastern Standard Time). To participate in the quarterly conference call, please call 1-888-317-6016 approximately 10 minutes before the scheduled start time. The conference call will be recorded and a replay of the call will be available via webcast shortly after the call concludes.

The conference call will also be webcast live at www.amreit.com and can be accessed under the Investors tab of the Company’s website. A telephonic replay of the conference call will be available for 14 days following the conference call. To access the telephonic replay of the conference call, dial 1-877-344-7529 and enter passcode 10039598.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants are attached to this press release and can be accessed at the Company’s web site at www.amreit.com.

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REITs, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

Funds From Operations (FFO)

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. FFO is computed as net income (loss) determined in accordance with GAAP, excluding gains or losses from sales of property and impairment charges on properties held for investment, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. NAREIT recommends that extraordinary items not be considered in arriving at FFO. AmREIT calculates FFO in accordance with this definition.

Most industry analysts and equity REITs, including AmREIT, consider FFO to be an appropriate supplemental non-GAAP financial measure of operating performance because, by excluding gains or losses from sales of property and impairment charges on properties held for investment and by excluding real estate related depreciation and amortization, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that uses historical cost accounting is insufficient by itself.

Additionally, AmREIT considers Core FFO, which adjusts FFO for items that do not reflect ongoing operations, such as acquisition expenses, non-recurring intangible asset write-offs and recoveries, expensed issuance costs and gains on the sale of real estate held for resale, to be a meaningful performance measurement. The computation of FFO in accordance with NAREIT’s definition includes certain items such as acquisition costs, issuance costs, non-recurring asset write-offs and recoveries and gains on sale of real estate held for resale that management believes are not indicative of AmREIT’s ongoing results and therefore affect the comparability of our period-over-period performance with the performances of similar REITs. Accordingly, management believes that it is helpful to investors to adjust FFO for such items. There can be no assurance that FFO or Core FFO presented by AmREIT is comparable to similarly titled measures of other REITs. FFO and Core FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

Projected FFO and Core FFO are calculated in a method consistent with historical FFO and Core FFO, and AmREIT considers projected FFO and Core FFO to be an appropriate supplemental measure when compared with projected earnings per share. A reconciliation of the projected FFO and Core FFO to projected earnings per share is provided below:

	Projected 2014 Range
	High	Low

Net income	$0.58	$0.54
Gain on sale – investment	(0.20)	(0.20)
Depreciation and amortization	0.56	0.56
Depreciation and amortization for non-consolidated affiliates	0.08	0.08
FFO available to stockholders	$1.02	$0.98
Acquisition costs	0.04	0.04
Core FFO available to stockholders	$1.06	$1.02

Net Operating Income (NOI)

AmREIT believes that NOI is a useful measure of its operating performance. AmREIT defines NOI as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Other REITs may use different methodologies for calculating NOI, and accordingly, AmREIT’s NOI may not be comparable to other REITs.

AmREIT believes that reporting NOI provides an operating perspective not immediately apparent from GAAP operating income, GAAP net income, FFO or Core FFO. AmREIT uses NOI to evaluate its performance on a property-by-property basis because NOI allows it to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on its operating results. However, NOI should only be used as a supplemental measure of AmREIT’s financial performance.

About AmREIT

AmREIT believes it has one of the highest quality grocery and drugstore anchored retail portfolios in the REIT sector. AmREIT’s 29 year-old established platform has localized acquisition, operation and redevelopment expertise in the most densely populated and affluent submarkets of five of the top markets in the U.S.: Houston, Dallas, San Antonio, Austin and Atlanta. Texas is one of the best performing economies in the country and 90.5% of AmREIT’s rental income for the year ended December 31, 2013, was generated by its properties located in this market. AmREIT’s management team has in-depth knowledge and extensive relationship advantages within its markets. AmREIT’s portfolio was 94.2% occupied as of December 31, 2013, and its top five tenants include Kroger, Landry’s, CVS/Pharmacy, H-E-B and Publix. AmREIT also has access to an acquisition pipeline through its Advised Funds, which include value add joint ventures with leading institutional investors who partner with the company as local experts. AmREIT’s common stock is traded on the New York Stock Exchange under the symbol “AMRE.” For more information, please visit www.amreit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to full year 2014 Core FFO and FFO financial projections stated herein. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore,

AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s final prospectus supplement dated July 16, 2013, filed with the Securities and Exchange Commission on July 16, 2013, and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

Investor Contact

For more information, call Chad Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

AmREIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	December 31, 2013	December 31, 2012
ASSETS
Real estate investments at cost:
Land	$181,749	$147,460
Buildings	224,472	222,679
Tenant improvements	14,992	17,386
	421,213	387,525
Less accumulated depreciation and amortization	(37,356)	(39,820)
	383,857	347,705

Acquired lease intangibles, net	15,849	15,976
Investments in Advised Funds	15,689	7,953
Net real estate investments	415,395	371,634

Cash and cash equivalents	14,297	2,992
Tenant and accounts receivable, net	6,467	5,566
Accounts receivable - related party, net	693	821
Notes receivable, net	4,333	2,731
Notes receivable - related party, net	689	6,748
Deferred costs, net	3,214	3,696
Other assets	1,493	3,206
TOTAL ASSETS	$446,581	$397,394

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$199,851	$218,579
Accounts payable and other liabilities	11,582	9,593
Acquired below-market lease intangibles, net	7,881	3,507
TOTAL LIABILITIES	219,314	231,679

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 0 and 100,000,000 shares authorized as of December 31, 2013 and 2012, 0 and 11,657,563 shares issued and outstanding as of December 31, 2013, and 2012.	—	117
Common stock, $0.01 par value, 1,000,000,000 and 900,000,000 shares authorized as of December 31, 2013 and 2012, 19,628,037 and 4,465,725 shares issued and outstanding as of December 31, 2013 and 2012.	196	45
Capital in excess of par value	306,423	245,403
Accumulated distributions in excess of earnings	(79,352)	(79,850)
TOTAL STOCKHOLDERS’ EQUITY	227,267	165,715
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$446,581	$397,394

AmREIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues:
Rental income from operating leases	$12,085	$10,425	$43,536	$37,251
Advisory services income - related party	877	897	3,661	3,870
Total revenues	12,962	11,322	47,197	41,121

Expenses:
General and administrative	2,111	1,937	8,302	6,773
Property expense	3,427	3,154	12,564	10,067
Legal and professional	308	242	1,104	911
Real estate commissions	38	119	292	387
Acquisition costs	2	687	299	687
Depreciation and amortization	3,023	2,316	11,945	8,861
Impairment recovery - notes receivable	—	—	—	(443)
Total expenses	8,909	8,455	34,506	27,243

Operating income	4,053	2,867	12,691	13,878

Other income (expense):
Gain on sale of real estate acquired for investment	—	—	7,696	—
Interest and other income	158	123	609	485
Interest and other income - related party	7	69	187	462
Income (loss) from Advised Funds	166	(110)	99	(238)
State income taxes	(1)	19	(30)	(2)
Interest expense	(2,508)	(2,258)	(9,603)	(10,250)

Income from continuing operations	1,875	710	11,649	4,335

Income from discontinued operations, net of taxes	12	24	81	125
Gain on sale of real estate acquired for resale, net of taxes	2,290	—	3,089	—
Income from discontinued operations	2,302	24	3,170	125

Net income	$4,177	$734	$14,819	$4,460

Net income per share of common stock - basic and diluted Income before discontinued operations	$0.09	$0.04	$0.65	$0.31
Income from discontinued operations	0.12	0.00	0.18	0.01
Net income	$0.21	$0.04	$0.83	$0.32

Weighted average shares of common stock used to compute net income per share, basic and diluted	19,068	15,580	17,169	13,120

Distributions per share of common stock	$0.20	$0.20	$0.80	$0.80

Summary of Operating Results (in thousands except per share data):

	Three months ended December 31,		Year ended December 31,
Funds from operations (“FFO”)	2013	2012	2013	2012
Net income	$4,177	$734	$14,819	$4,460
Add:
Depreciation of real estate assets - from operations	3,015	2,304	11,897	8,809
Depreciation of real estate assets - from discontinued operations	-	5	14	23
Depreciation of real estate assets for nonconsolidated affiliates	198	156	1,316	622
Less:
Gain on sale of real estate acquired for investment	-	-	(7,696)	-
Total FFO available to stockholders	$7,390	$3,199	$20,350	$13,914

Total FFO per share	$0.38	$0.20	$1.15	$1.03

Core funds from operations (“Core FFO”)
Total FFO available to stockholders	$7,390	$3,199	$20,350	$13,914
Add:
Acquisition costs	2	687	299	687
Acquisition costs of nonconsolidated affiliates	-	-	164	-
Write off of below market ground lease	-	-	279	-
Write off of deferred financing costs	-	-	-	362
Less:
Gain on sale of real estate acquired for resale	(2,290)	-	(3,089)	-
Total Core FFO available to stockholders	$5,102	$3,886	$18,003	$14,963

Total Core FFO per share	$0.26	$0.24	$1.02	$1.11

Adjusted funds from operations (“AFFO”)
Total Core FFO available to stockholders	$5,102	$3,886	$18,003	$14,963
Add:
Depreciation of non-real estate assets	8	12	48	52
Amortization of deferred financing costs	104	96	403	384
Stock-based compensation	293	258	1,211	813
Bad debt expense related to straight-line rent	-	7	-	-
Less:
Straight-line rent and above/below market rent	(288)	(153)	(933)	(424)
Bad debt recoveries related to straight-line rent	-	-	(164)	(90)
Amortization of above-market debt	(27)	(30)	(112)	(122)
Impairment recoveries - notes receivable	-	-	-	(443)
Maintenance capital expenditures	(61)	(14)	(139)	(121)
Straight-line rent and above/below market rent - discontinued operations	-	(4)	(7)	(6)
Total AFFO available to stockholders	$5,131	$4,058	$18,310	$15,006

Total AFFO per share	$0.26	$0.25	$1.03	$1.11

Weighted average shares outstanding(1)	19,628	16,123	17,725	13,479

Dividends
Regular common dividends per share	$0.20	$0.20	$0.80	$0.80
Payout ratio - Core FFO	76.9%	83.3%	78.4%	72.1%

(1)

Weighted average shares outstanding reflects the weighted average of all shares of common stock outstanding during the period including our non-vested shares. Weighted average shares of common stock outstanding used to compute net income per share under GAAP pursuant to the “two class method” includes only vested shares of common stock. Our reconciliation of weighted average shares used to compute net income per share, basic and diluted, on our consolidated statements of operations to weighted average shares used to compute our FFO per share metrics above is as follows:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Weighted average shares used to compute net income per share, basic and diluted	19,068	15,580	17,169	13,120
Weighted average shares of restricted common stock outsanding	560	543	556	359
Weighted average shares outstanding	19,628	16,123	17,725	13,479

Same Store Property Analysis (in thousands except for number of properties, percentages and per share data):

	Three months ended December 31,
	2013	2012	Change $	Change %
Same store properties (26 properties)
Rental income (1)	$4,351	$4,216	$135	3.2%
Recovery income (1)	1,306	1,498	(192)	(12.8)%
Percentage rent (1)	203	193	10	5.2%
Less:
Property expenses	1,392	1,569	177	11.3%
Same store NOI, excluding redevelopment properties	4,468	4,338	130	3.0%

Same store occupancy, excluding redevelopment properties, at end of period(2)	98.4%	98.6%	n/a	(0.2)%

Redevelopment properties (2 properties)
Rental income (1)	$1,480	$1,532	$(52)	(3.4)%
Recovery income (1)	350	1,166	(816)	(70.0)
Percentage rent (1)	173	183	(10)	(5.5)%
Less:
Property expenses	398	1,168	770	65.9%
Redevelopment properties NOI	1,605	1,713	(108)	(6.3)%

Redevelopment properties occupancy at end of period(2)	87.6%	92.0%	n/a	(4.4)%

Same Store NOI, including redevelopment properties	6,073	6,051	22	0.4%

Non-same store properties (4 properties)
Rental income (1)	2,346	1,099	1,247	113.5%
Recovery income (1)	1,445	264	1,181	*
Percentage rent (1)	144	120	24	20.0%
Less:
Property expenses	1,637	410	(1,227)	*
Non-same store net operating income	2,298	1,073	1,225	114.2%

Non-same store occupancy at end of period(2)	90.1%	95.1%	n/a	(5.0)%

Total net operating income	8,371	7,124	1,247	17.5%

Other revenues	1,329	1,243	86	6.9%

Less other expenses	7,825	7,657	(168)	(2.2)%

Income (loss) from continuing operations	1,875	710	1,165	164.1%
Income from discontinued operations	2,302	24	2,278	*
Net income	$4,177	$734	$242	33.0%

(1)

Rental income from operating leases on the consolidated statements of operations is comprised of rental income, recovery income and percentage rent from same store properties, rental income and recovery income from non-same store properties and amortization of straight-line rents and above/below market rents. For the three months ended December 31, 2013 and 2012, rental income from operating leases was $12,085 and $10,425, respectively.

(2)	Percent occupied is calculated as (i) GLA under commenced leases as of December 31, 2013 or 2012, divided by (ii) total GLA as of such dates, expressed as a percentage.

*	Percentage change not shown as there is no prior year amount, or such amount is immaterial, and the percentage change is not meaningful.

Same Store Property Analysis, continued (in thousands except for number of properties, percentages and per share data):

	Year ended December 31,
	2013	2012	Change $	Change %
Same store properties (26 properties)
Rental income (1)	$17,220	$16,884	$336	2.0%
Recovery income (1)	5,404	5,104	300	5.9%
Percentage rent (1)	296	293	3	1.0%
Less:
Property expenses	5,421	5,315	(106)	(2.0)%

Same store NOI, excluding redevelopment properties	17,499	16,966	533	3.1%

Same store occupancy, excluding redevelopment properties, at end of period(2)	98.4%	98.6%	n/a	(0.2)%
Redevelopment properties (2 properties)
Rental income (1)	$5,853	$6,044	$(191)	(3.2)%
Recovery income (1)	2,472	3,176	(704)	(22.2)
Percentage rent (1)	220	218	2	0.9%
Less:
Property expenses	2,683	3,338	655	19.6%
Redevelopment properties NOI	5,862	6,100	(238)	(3.9)%

Redevelopment properties occupancy at end of period(2)	87.6%	92.0%	n/a	(4.4)%

Same Store NOI, including redevelopment properties	23,361	23,066	295	1.3%

Non-same store properties (5 properties)(3)
Rental income (1)	7,562	3,817	3,745	98.1%
Recovery income (1)	3,371	1,170	2,201	188.1%
Percentage rent (1)	205	120	85	70.8%
Less:
Property expenses	4,345	1,504	(2,841)	(188.9)%
Non-same store net operating income	6,793	3,603	3,190	88.5%

Non-same store occupancy at end of period(2)	90.1%	95.1%	n/a	(5.0)%

Total net operating income	30,154	26,669	3,485	13.1%

Other revenues	13,086	5,242	7,844	149.6%

Less other expenses	31,591	27,576	(4,015)	(14.6)%

Income (loss) from continuing operations	11,649	4,335	7,314	168.7%
Income from discontinued operations	3,170	125	3,045	*
Net income	$14,819	$4,460	$242	5.4%

(1)

Rental income from operating leases on the consolidated statements of operations is comprised of rental income, recovery income and percentage rent from same store properties, rental income and recovery income from non-same store properties and amortization of straight-line rents and above/below market rents. For the year ended December 31, 2013 and 2012, rental income from operating leases was $43,536 and $37,251, respectively.

(2)	Percent occupied is calculated as (i) GLA under commenced leases as of December 31, 2013 or 2012, divided by (ii) total GLA as of such dates, expressed as a percentage.

(3)

Included in non-same store properties are the results of operations from the MacArthur Park property prior to its contribution into the MacArthur Park Joint Venture. Our continuing involvement in the operations of the property precludes it from being reported as a discontinued operation.

*	Percentage change not shown as there is no prior year amount, or such amount is immaterial, and the percentage change is not meaningful.

Summary of Capital Expenditures (in thousands):

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Non-maintenance capital expenditures:
Tenant improvements and leasing commissions	$370	$540	$1,822	$3,115
Development, redevelopment and expansion	909	112	2,531	591
Total non-maintenance capital expenditures	1,279	652	4,353	3,706

Maintenance capital expenditures	61	14	139	121
Total capital expenditures	$1,340	$666	$4,492	$3,827

Rental Income from Operating Leases (in thousands):

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Base minimum rent	$8,177	$6,847	$30,635	$26,745
Straight-line rent adjustments	145	110	479	228
Amortization of above/below market rent	142	47	454	197
Percentage rent	520	496	721	631
Recovery income	3,101	2,925	11,247	9,450
Rental income from operating leases	$12,085	$10,425	$43,536	$37,251

Advisory Services Income – Related Party (in thousands):

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Leasing commission income	$98	$284	$689	$918
Brokerage commission income	127	31	160	322
Property management fee income	406	344	1,628	1,261
Development fee income	49	16	330	504
Asset management fee income	156	156	622	622
Construction management fee income	41	66	232	243
Advisory services income - related party	$877	$897	$3,661	$3,870

Interest and other income - related party	$7	$69	$187	$462

Reimbursements of administrative costs	$255	$214	$881	$855

Capitalization Data (in thousands, except per share and percent data):

	December 31, 2013		December 31, 2012
Equity capitalization -
Common shares outstanding	19,628		16,123
NYSE closing price(1)	$16.80		$17.15
Total equity capitalization	$329,750		$276,509

Debt capitalization -
Variable rate line of credit	$-		$33,500
Fixed rate mortgage loans	199,851		185,079
Total debt capitalization	$199,851		$218,579

Total capitalization	$529,601		$495,088
Debt statistics -
Total debt to total capitalization	37.7%		44.1%
Ratio of EBITDA to combined fixed charges(2)	3.56	(3)	2.25

(1)	Represents the last reported price per share of our common stock on the New York Stock Exchange on the applicable date.
(2)

Fixed charges consist of interest expense and scheduled principal payments on borrowed funds (including capitalized interest, but excluding amortization of debt premium). Both EBITDA and fixed charges are calculated for the year ended December 31, 2013 and 2012.

(3)	EBITDA includes gains of $10.8 million on the sale of real estate. Excluding these gains, the ratio of EBITDA to combined fixed charges is 2.56.

Outstanding Debt and Terms:

AmREIT Debt Information (in thousands)

Description	Amount Outstanding 12/31/13		Interest Rate	Annual Debt Service	Maturity Date	% of total		Weighted average rate maturing
Property Mortgages:

500 Lamar	$1,536		6.00%	$92	2/1/2015
Uptown Park	49,000		5.37%	2,631	6/1/2015
2015 Maturities	50,536					25.31%		5.39%

Plaza in the Park	23,250		3.45%	802	1/1/2016
Market at Lake Houston	15,675		5.75%	901	1/1/2016
Cinco Ranch	9,750		3.45%	336	1/1/2016
Southbank - Riverwalk	20,000		5.91%	1,182	6/1/2016
2016 Maturities	68,675					34.40%		4.69%

Bakery Square	1,594		8.00%	128	2/10/2017
2017 Maturities	1,594					0.80%		8.00%

Alpharetta Commons	12,019		4.54%	546	8/1/2018
2018 Maturities	12,019					6.02%		4.54%

Preston Royal Northwest	22,968		3.21%	737	1/1/2020
2020 Maturities	22,968					11.50%		3.21%

Brookwood Village	7,171		5.40%	387	2/10/2022
Uptown Plaza - Dallas	13,683		4.25%	582	8/10/2022
2022 Maturities	20,854					10.45%		4.65%

Woodlake Square	23,000		4.30%	989	10/1/2023
2023 Maturities	23,000					11.52%		4.30%

Corporate debt:

$75.0 million Facility(1)	-	(1)		$263	8/1/2015	0.00%	(1)

Total Maturities(2)	$199,646

Fixed-rate debt:
Weighted average fixed rate			4.67%
Weighted average years to maturity			4.1

(1)

The $75.0 million Facility bears interest at LIBOR plus a margin of 205 basis points to 275 basis points, depending on our leverage, and carries a fee equal to 0.35% of the unused portion of the total amount available under the facility. Annual debt service assumes the amount outstanding and interest rates as of December 31, 2013, remain constant.

(2)

Total maturities above are $205 less than total debt as reported in our consolidated balance sheets as of December 31, 2013, due to the premium recorded on above-market debt assumed in conjunction with certain of our property acquisitions.

Interest Expense Detail (in thousands):

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Fixed-rate debt interest expense	$2,364	$2,080	$8,787	$8,949
Variable-rate debt interest expense	—	42	304	574
$75 million Facility unused fee	67	60	221	103
Amortization of deferred loan costs	104	106	403	362
Write off of deferred financing costs	—	—	—	384
Amortization of above market debt	(27)	(30)	(112)	(122)
Total interest expense	$2,508	$2,258	$9,603	$10,250

Wholly-Owned Property and Tenant Information:

Property	Property Location	Year Built / Renovated	GLA	Percent Occupied(1)		Percent Leased(2)	ABR(3)	ABR per Occupied Square Foot(4)	Average Net Effective ABR per Occupied Square Foot(5)	Key Tenants
Neighborhood and Community Shopping Centers
Uptown Park	Houston, TX	1999/2005	169,112	92.2%	(9)	92.2%	$5,645,574	$36.19	$35.64	The Tasting Room, McCormick & Schmicks (owned by Landry’s)
Plaza in the Park	Houston, TX	1999/2009	144,054	98.6%		100.0%	2,825,066	19.89	19.81	Kroger
Preston Royal East	Dallas, TX	1956	107,914	93.4%		93.4%	2,615,087	25.95	26.85	Bank of America, Starbucks, FedEx Office
Preston Royal West	Dallas, TX	1959	122,564	99.0%		99.0%	2,492,303	20.54	22.57	Tom Thumb, Barnes & Noble, Spec’s
Woodlake Square	Houston, TX	1970/2011	156,888	92.9%		97.3%	2,479,969	17.02	17.31	Randalls, Walgreens, Jos. A. Bank, Five Guys
Fountain Oaks	Atlanta, GA	1988	160,598	78.6%		78.6%	1,669,090	13.23	15.45	Kroger
Southbank	San Antonio, TX	1995	46,673	100.0%		100.0%	1,780,793	38.15	38.35	Hard Rock Café
The Market at Lake Houston	Houston, TX	2000	101,799	100.0%		100.0%	1,623,821	15.95	16.00	H-E-B, Five Guys
Uptown Plaza - Dallas	Dallas, TX	2006	33,840	93.4%		93.4%	1,317,683	41.69	44.06	Morton’s (owned by Landry’s), Wells Fargo
Alpharetta Commons	Atlanta, GA	1997	94,544	98.7%		98.7%	1,341,315	14.37	14.49	Publix
Cinco Ranch	Houston, TX	2001	97,297	100.0%		100.0%	1,326,296	13.63	13.68	Kroger
Uptown Plaza - Houston	Houston, TX	2002	28,000	100.0%		100.0%	1,315,746	46.99	46.10	CVS/pharmacy, The Grotto (owned by Landry’s)
Bakery Square	Houston, TX	1996	34,614	97.0%		97.0%	952,886	28.39	29.62	Walgreens, Boston Market
Brookwood Village	Atlanta, GA	1941/2000	28,774	90.0%		90.0%	655,649	25.30	26.27	CVS/pharmacy, Subway
The Courtyard on Post Oak	Houston, TX	1994	13,597	29.5%	(9)	29.5%	260,845	65.00	61.41	Verizon
Woodlands Plaza	Houston, TX	1997/2003	19,517	100.0%		100.0%	464,431	23.80	28.98	FedEx Office, Freebirds World Burrito
Terrace Shops	Houston, TX	2000	16,395	89.5%		89.5%	441,182	30.08	30.95	Starbucks
Sugarland Plaza	Houston, TX	1998/2001	16,750	100.0%		100.0%	408,188	24.37	23.45	Memorial Hermann
500 Lamar	Austin, TX	1998	12,795	87.0%		87.0%	363,033	32.61	37.68	Title Nine Sports
Neighborhood and Community Shopping Centers Subtotal/Weighted Average			1,405,725	93.6%		94.3%	$29,978,956	$22.78	$23.42

Single Tenant (Ground Leases)(6)
CVS/Pharmacy	Houston, TX	2003	13,824	100.0%		100.0%	$327,167	$23.67	$23.67	CVS/pharmacy

Jared The Galleria of Jewelery	Houston, TX	2012	6,057	100.0%		100.0%	180,000	29.72	34.48	Jared The Galleria of Jewelery

Citibank	San Antonio, TX	2005	4,439	100.0%		100.0%	160,000	36.04	36.04	Citibank
Landry’s Seafood	Houston, TX	1995	13,497	100.0%		100.0%	155,677	11.53	12.18	Landry’s Seafood
T.G.I. Friday’s(7)	Hanover, MD	2003	6,802	100.0%		100.0%	163,304	24.01	23.44	T.G.I. Friday’s
Bank of America	Houston, TX	1994	4,251	100.0%		100.0%	129,275	30.41	28.78	Bank of America
Macaroni Grill	Houston, TX	1994	7,825	100.0%		100.0%	96,000	12.27	12.05	Macaroni Grill
T.G.I. Friday’s	Houston, TX	1994	6,543	100.0%		100.0%	96,000	14.67	14.41	T.G.I. Friday’s
Smokey Bones	Atlanta, GA	1998	6,867	100.0%		100.0%	94,922	13.82	13.82	Smokey Bones
Single Tenant (Ground Leases) Subtotal/Weighted Average			70,105	100.0%		100.0%	$1,402,345	$20.00	$20.34

Single Tenant (Fee Simple)(8)
The Container Store	Houston, TX	2011	25,083	100.0%		100.0%	$425,323	$16.96	$17.86	The Container Store
T.G.I. Friday’s	Houston, TX	1982	8,500	100.0%		100.0%	215,000	25.29	25.90	T.G.I. Friday’s
Golden Corral(7)	Houston, TX	1992	12,000	100.0%		100.0%	210,450	17.54	17.54	Golden Corral
Golden Corral(7)	Houston, TX	1993	12,000	100.0%		100.0%	208,941	17.41	17.41	Golden Corral
Single Tenant (Fee Simple) Subtotal/Weighted Average			57,583	100.0%		100.0%	$1,059,714	$18.40	$18.89
Portfolio Total/Weighted Average			1,533,413	94.2%	(9)	94.8%	$32,441,015	$22.47	$$23.09

(1)	Percent occupied is calculated as (i) GLA under commenced leases as of December 31, 2013, divided by (ii) total GLA, expressed as a percentage.
(2)	Percent leased is calculated as (i) GLA under signed leases as of December 31, 2013, divided by (ii) total GLA, expressed as a percentage.
(3)	ABR is calculated by multiplying (i) monthly base rent as of December 31, 2013, for leases that had commenced as of such date, by (ii) 12.
(4)	ABR per leased square foot is calculated by dividing (i) ABR, by (ii) GLA under commenced leases as of December 31, 2013.

(5)

Average net effective ABR per leased square foot represents (i) the contractual base rent for commenced leases as of December 31, 2013, calculated on a straight line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of December 31, 2013.

(6)

For single-tenant ground leases, we own and lease the land to the tenant. The tenant owns the building during the term of the lease and is responsible for all expenses relating to the property. Upon expiration or termination of the lease, ownership of the building will revert to us as owner of the land. The weighted average remaining term of our ground leases is 7.0 years.

(7)	The tenants at these properties have rights of first refusal to purchase the property.
(8)

For single-tenant fee simple properties, we own the land and the building, and the tenant is responsible for all expenses relating to the property. The weighted average remaining term of our fee simple leases is 6.0 years.

(9)	Percent occupied, excluding our redevelopment properties of Uptown Park and The Courtyard on Post Oak, was 95.1% as of December 31, 2013.

Redevelopment Table:

There is no guaranty that we will ultimately complete any or all of these opportunities, that the expected return on investment or projected costs will be the amounts shown or that stabilization will occur as anticipated. Such amounts and dates represent management’s best estimate, which is based on current information and may change over time.

			Revised
Property	Location	Current GLA	Owned GLA	Non-Owned GLA	Opportunity	Redevelopment / Development [1]	Expected ROI [2]	AmREIT Projected Costs [3]		Costs to Date	Anticipated Construction Completion	Anticipated Stabilization Date [4]

Uptown Park - Baker Site	Houston, TX	12,200	30,000	360,000	We anticipate executing a ground lease with an experienced luxury multi-family developer who will co-develop and own the multi-family improvements. We will own the retail improvements in a condominium interest.	R	8 - 12%		$10-15 million	$0.4 million	2016	2017

The Courtyard	Houston, TX	13,597	15,000	480,000	Similar to the Uptown Park opportunity, we anticipate executing a ground lease with a co-developer who will own the improvements above our retail which we would own in a condominium interest.	R	8 - 12%		$5-10 million	$0.1 million	2016	2017

Fountain Oaks - Kroger Box	Atlanta, GA	160,598	190,598	N/A	Kroger lease option allows expansion of space from 58,000 square feet of GLA to 88,000 square feet of GLA along with a fresh 20-year term.	R	8.25%		$7.5 million	$ –	2015	2015

Woodlake Square Pad Sites	Houston, TX	7,000	11,500	N/A	Development of a retail pad and redevelopment of an existing outparcel building	D/R	6 - 10%		$1-1.5 million	$ –	2014	2014

610 & Ella [5]	Houston, TX	–	12,900	N/A	Build-to-suit with CVS/pharmacy	D	8%		$5.2 million	$5.2 million	2013	2013

	Total	193,3952	249,998	840,000			10%	[6]	$28.7-39.2 million	$5.7 million

[1]	Redevelopment represents significant construction and refurbishment at operating properties. Development represents initial construction, primarily from unimproved land.
[2]

Expected ROI (return on investment) for redevelopment projects generally reflects only the deal specific cash, unleveraged incremental property net operating income (NOI) generated by the redevelopment and is calculated as incremental NOI divided by incremental cost. Incremental property NOI is the NOI generated by the redevelopment after deducting rent being paid or management’s estimate of rent to be paid for the redevelopment space and any other space taken out of service to accommodate the redevelopment.

For development projects, expected return on investment reflects the deal specific cash, unleveraged property NOI generated by the development and is calculated as NOI divided by cost.

Expected return on investment for development and redevelopment projects does not include peripheral impacts, such as the impact on future lease rollovers at the property or the impact on the long-term value of the property.

[3]	Amounts include construction costs, anticipated tenant improvements and lease-up costs, including anticipated commissions that will be borne by the Company.
[4]	Stabilization is reached when the property achieves targeted occupancy, typically 95%.
[5]	Property was sold during 2013 for $7.5 million.
[6]	Represents the weighted average expected return on investment for all properties.

Summary of Top 25 Tenants:

Rank	Tenant Name	Year to Date Base Rent	Year to Date Base Rent as a Percentage of Portfolio Base Rent	Tenant GLA	Percentage of Total GLA
1	Kroger	$1,999,610	6.43%	267,097	17.42%
2	Landry’s	1,251,787	4.02%	38,819	2.53%
3	CVS/pharmacy	1,240,401	3.99%	37,485	2.44%
4	H-E-B	1,109,736	3.57%	80,641	5.26%
5	Publix	780,936	2.51%	65,146	4.25%
6	Safeway	589,371	1.89%	89,809	5.86%
7	Bank of America	514,349	1.65%	14,129	0.92%
8	Barnes & Noble	502,682	1.62%	22,453	1.46%
9	Hard Rock Cafe	496,825	1.60%	15,752	1.03%
10	TGI Fridays	473,881	1.52%	21,845	1.42%
11	The Container Store	447,988	1.44%	25,019	1.63%
12	Champps Americana	422,336	1.36%	11,384	0.74%
13	Golden Corral	412,268	1.33%	24,000	1.57%
14	Paesanos	406,583	1.31%	8,017	0.52%
15	Walgreens	393,609	1.27%	15,120	0.99%
16	The County Line	360,584	1.16%	10,614	0.69%
17	Tasting Room	345,209	1.11%	2,000	0.13%
18	Dougherty’s Pharmacy	336,689	1.08%	12,093	0.79%
19	Verizon Wireless	303,449	0.98%	5,513	0.36%
20	Spec’s Family Partners, Ltd.	289,473	0.93%	9,918	0.65%
21	River Oaks Imaging & Diagnostic, L.P.	268,500	0.86%	10,750	0.70%
22	Howl At The Moon Saloon	257,508	0.83%	7,055	0.46%
23	Potbelly	251,320	0.81%	5,458	0.36%
24	Buca Di Beppo	249,792	0.80%	7,573	0.49%
25	M. Penner	234,798	0.75%	6,500	0.42%

Retail Leasing Summary for Comparable Leases(1):

	For the three months ended December 31,		For the year ended December 31,
Expirations	2013	2012	2013	2012	2011	2010	2009	2008
Number of leases	11	13	50	44	53	50	34	22
GLA	43,351	63,722	133,796	180,245	187,605	224,578	110,693	75,601
New Leases(1)
Number of leases	1	1	10	5	7	11	8	4
GLA	2,600	1,419	19,419	12,997	14,231	17,737	15,471	7,328
Expiring annualized base rent per square foot	$23.00	$31.00	$25.67	$27.22	$28.36	$31.07	$28.31	$23.52
New annualized base rent per square foot	$26.00	$32.00	$31.65	$34.84	$30.85	$31.44	$29.64	$21.70
% Change (Cash)	13.0%	3.2%	23.3%	28.0%	8.8%	1.2%	4.7%	-7.7%
Renewals(2)
Number of leases	7	7	36	30	38	39	24	13
GLA	24,309	28,914	94,572	115,501	143,324	140,236	86,462	22,464
Expiring annualized base rent per square foot	$30.83	$23.69	$26.27	$23.91	$24.92	$26.12	$25.62	$27.05
New annualized base rent per square foot	$33.98	$25.85	$28.40	$25.27	$25.74	$27.32	$26.85	$31.53
% Change (Cash)	10.2%	9.1%	8.1%	5.7%	3.3%	4.6%	4.8%	16.6%
Combined
Number of leases	8	8	46	35	45	50	32	17
GLA	26,909	30,333	113,991	128,498	157,555	157,973	101,933	29,792
Expiring annualized base rent per square foot	$30.07	$24.03	$26.17	$24.24	$25.23	$26.68	$26.03	$26.18
New annualized base rent per square foot	$33.21	$26.14	$28.94	$26.24	$26.20	$27.78	$27.27	$29.11
% Change (Cash)	10.4%	8.8%	10.6%	8.2%	3.8%	4.1%	4.8%	11.2%

(1)	Comparable leases are defined as renewals or new leases for a space that was not vacant for more than 12 consecutive months prior to lease signing.
(2)	Represents existing tenants that, upon expiration of their leases, enter into new leases for the same space.

Lease Expiration Table:

	Anchor Tenants (>20,000 square feet)				Shop Space Tenants (≤20,000 square feet)			Total
Year	Expiring GLA	Tenant	% of GLA Expiring	ABR Per Square Foot(1)	Expiring GLA	% of GLA Expiring	ABR Per Square Foot(1)	Expiring GLA	% of GLA Expiring	ABR Per Square Foot(1)
Vacant	-		-	$-	89,468	8.6%	$-	89,468	5.8%	$-
2014	-		-	-	144,466	13.8%	26.73	144,466	9.4%	26.73
2015	26,147	Barnes & Noble	5.3%	18.64	152,761	14.6%	29.72	178,908	11.7%	28.10
2016	-		-	-	145,898	14.0%	27.49	145,898	9.5%	27.49
2017	145,787	H-E-B, Publix	29.8%	12.97	93,596	9.0%	28.38	239,383	15.6%	18.99
2018	-		-	-	129,038	12.4%	25.94	129,038	8.4%	25.94
2019	-		-	-	46,655	4.5%	29.43	46,655	3.0%	29.43
2020	-		-	-	39,851	3.8%	28.72	39,851	2.6%	28.72
2021	81,217	Kroger	16.6%	12.83	28,945	2.8%	24.99	110,162	7.2%	16.02
2022	25,083	The Container Store	5.1%	16.96	45,795	4.4%	31.59	70,878	4.6%	26.41
2023	122,507	Kroger	25.0%	8.83	31,527	3.0%	35.88	154,034	10.0%	14.37
2024 +	89,009	Safeway	18.2%	7.95	95,663	9.2%	26.89	184,672	12.0%	17.76
Total / Weighted Avg	489,750			11.50	1,043,663		28.09	1,533,413		22.47

(1)

ABR per square foot is calculated by multiplying (i) the monthly base rent as of December 31, 2013, for leases expiring during the applicable period by (ii) 12 and then dividing the result by GLA for such leases.

Lease Distribution Table:

GLA Range	Number of Expiring Leases	Percentage of Leases	Total GLA	Total Occupied GLA	Percent Occupied	Percentage of Occupied GLA	ABR(1)	Percentage of ABR	ABR Per Occupied Square Foot(2)

2,500 or less	199	60.5%	325,358	288,501	88.7%	20.0%	$8,340,106	25.7%	28.91
2,501 - 5,000	73	22.2%	271,066	255,392	94.2%	17.7%	7,449,706	23.0%	29.17
5,001 - 10,000	35	10.6%	265,706	245,080	92.2%	17.0%	6,901,906	21.3%	28.16
10,000 - 20,000	13	4.0%	181,533	165,222	91.0%	11.4%	4,114,760	12.7%	24.90
greater than 20,000	9	2.7%	489,750	489,750	100.0%	33.9%	5,634,537	17.4%	11.50
Total portfolio	329	100.0%	1,533,413	1,443,945	94.2%	100.0%	$32,441,015	100.0%	22.47

(1)	ABR is calculated by multiplying (i) the monthly base rent as of December 31, 2013, for leases in the applicable GLA range that had commenced as of such date by (ii) 12.
(2)	ABR per leased square foot is calculated by dividing (i) ABR for leases in the applicable GLA range by (ii) total leased GLA for leases in the applicable GLA range.

Significant Investments Table (in thousands, except percent and GLA data):

          Of our Investments in Advised Funds, only our investments in MacArthur Park and Shadow Creek Ranch (which represent 54.3% and 35.5%, respectively of our Investments in Advised Funds balance as of December 31, 2013) comprise greater than 10% of the balance. The table below presents the NOI, debt and property data for these two investments.

	MacArthur Park		Shadow Creek Ranch
Year acquired	2013		2009
Percent owned	30.0%		10.0%

For the three months ended December 31, 2013:

Revenues	$2,105		$2,606
Expenses	782		792
NOI	$1,323		$1,814
For the year ended December 31, 2013:

Revenues	$5,954	(1)	$10,210
Expenses	2,051	(1)	3,093
NOI	$3,903	(1)	$7,117

As of December 31, 2013:

Real estate at cost	$81,844		$113,262
Mortgage obligation	$43,900		$62,463
Debt maturity	04/01/2023		03/01/2015

GLA	406,102		613,109
Percent occupied	86.3%		97.7%
Grocery anchor	Kroger		H.E.B.
Other principal tenants	Michael’s		Academy
	TJ Maxx		Burlington Coat Factory
	Ulta		Hobby Lobby
	Office Depot		Ashley Furniture

(1)

MacArthur Park, which was a wholly-owned AmREIT property, was contributed to a joint venture with Goldman Sachs on March 26, 2013. The table above excludes revenues, expenses and NOI of $1.1 million, $308,000, and $770,000, respectively, related to MacArthur Park for the 2013 period prior to contribution to the joint venture. Such amounts are included in our Statement of Operations and NOI reconciliation included in the Definitions section below.

Reconciliation of income from Advised Funds to NOI from Advised Funds (in thousands):

	Year ended December 31,
Income from Advised Funds	$99
Depreciation of real estate assets	1,316
FFO from Advised Funds	1,415
Acquisition costs	164
Core FFO from Advised Funds	1,579
Interest expense	887
Other GAAP and non-recurring adjustments	(338)
NOI from Advised Funds	$2,128	*

*	As of December 31, 2013, only nine months of operations are included for the MacArthur Park joint venture as it began operations on March 26, 2013.

Definitions

ABR	Annualized base rent.

Adjusted FFO

Core FFO (as defined below) adjusted to exclude non-cash income and expenses that are included in the NAREIT definition of FFO (defined below). There can be no assurance that AFFO presented by AmREIT is comparable to similarly titled measures of other REITs. AFFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

Advised Funds

Collectively, our varying minority ownership interests in four high net worth investment funds, one institutional joint venture with Goldman Sachs, one institutional joint venture with J.P. Morgan Investment Management and one joint venture with two of our high net worth investment funds, MIG III and MIG IV.

Core FFO

FFO in accordance with NAREIT’s definition, adjusted to exclude items that management believes do not reflect our ongoing operations, such as acquisition expenses, non-recurring asset write-offs and recoveries, expensed issuance costs and gains on the sale of real estate held for resale. Management believes that such items therefore affect the comparability of our period-over-period performance with similar REITs.

EBITDA

Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is an appropriate supplemental measure of operating performance to net income. We define EBITDA as GAAP net income, plus interest expense, state or federal income taxes and depreciation and amortization. Management believes that EBITDA provides useful information to the investment community about our operating performance when compared to other REITs since EBITDA is generally recognized as a standard measure. However, EBITDA should not be viewed as a measure of our overall financial performance since it does not reflect depreciation and amortization, interest expense, provision for income taxes, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. Other REITs may use different methodologies for calculating EBITDA and, accordingly, our EBITDA may not be comparable to other REITs. Below is a reconciliation of net income to EBITDA:

	Year ended December 31,
	2013	2012
Net income	$14,819	$4,460
Interest expense	9,603	10,250
State income taxes	30	2
Depreciation and amortization	11,945	8,861
Depreciation and amortization - discontinued operations	14	23
Adjustments for Advised Funds	2,203	1,148
EBITDA	$38,614	$24,744

FFO

Funds from operations, as defined by NAREIT, which includes net income (loss) computed in accordance with GAAP, excluding gains, losses or impairments on properties held for investment, plus real estate related depreciation and amortization, and after adjustments for similar items recorded by our Advised Funds.

GLA	Gross leasable area.

NAREIT	National Association of Real Estate Investment Trusts.

NOI

Net operating income, defined as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Below for a reconciliation of net income to NOI:

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Net income	$4,177	$734	$14,819	$4,460
Adjustments to add/(deduct):
Amortization of straight-line rents and above/below-market rents(1)	(287)	(154)	(933)	(425)
Advisory services income - related party	(877)	(897)	(3,661)	(3,870)
Gain on sale of real estate acquired for investment	-	-	(7,696)	-
Interest and other income	(158)	(123)	(609)	(485)
Interest and other income - related party	(7)	(69)	(187)	(462)
Straight-line rent bad debt expense (recoveries)(2)	-	7	(164)	(90)
Write off of below market ground lease(2)	-	-	279	-
General and administrative	2,111	1,937	8,302	6,773
Legal and professional	308	242	1,104	911
Real estate commissions	38	119	292	387
Acquisition costs	2	687	299	687
Depreciation and amortization	3,023	2,316	11,945	8,861
Impairment recovery - notes receivable	-	-	-	(443)
Loss (income) from Advised Funds	(166)	110	(99)	238
State income tax expense (benefit)	1	(19)	30	2
Interest expense	2,508	2,258	9,603	10,250
Income from discontinued operations	(2,302)	(24)	(3,170)	(125)
Net operating income	$8,371	$7,124	$30,154	$26,669

(1)	Included in rental income from operating leases as presented on our consolidated statements of operations.
(2)	Included in property expense on our consolidated statements of operations.